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                                                 EXHIBIT 99.


                [CROWN NEWS RELEASE LETTERHEAD]


                                       Institutional Inquiries:
                                       JOHN E. WHEELER, JR.
                                       Executive Vice President
                                       and Chief Financial
                                       Officer
                                       (410) 659-4803

                                       Shareholder Inquiries:
                                       J. STEVEN WISE, Manager,
                                       Corporate & Government
                                       Affairs
                                       (410) 659-4859


FOR IMMEDIATE RELEASE
Baltimore, Maryland - April 10, 2000
------------------------------------

CROWN CENTRAL TO MERGE WITH ROSEMORE

     Crown Central Petroleum Corporation (AMEX:CNPa and CNPb) announced today that it has entered into a definitive merger agreement with Rosemore, Inc. ("Rosemore"), a Maryland corporation that owns 49% of Crown's Class A common stock and 11% of Crown's Class B common stock. The merger agreement provides that a newly-formed entity owned by Rosemore will merge with and into Crown, resulting in Crown becoming a wholly-owned subsidiary of Rosemore.

      Upon the consummation of the merger, all shares of Class A and Class B common stock of Crown, other than shares owned by Rosemore and its subsidiaries, will be converted into the right to receive $9.50 per share in cash. The merger consideration represents a premium of 39% and 49% to the market price of Crown's Class A common stock and Class B common stock, respectively, on January 27, 2000, the day prior to the announcement that Rosemore had been approached by Credit Suisse First Boston (CSFB), Crown's financial advisor. Upon consummation of the merger, Crown will continue to operate as a separate company under its current name.

     The transaction was approved by Crown's Board of Directors upon the unanimous recommendation of a previously established committee of independent directors. This transaction represents the culmination of an extensive process begun in February 1999 by Crown to explore and evaluate various strategic alternatives. CSFB has delivered an opinion to Crown's Board of Directors stating that the aggregate consideration to be received by Crown stockholders in the merger is fair to the stockholders of Crown, other than Rosemore and its affiliates, from a financial point of view.

     "The Company has undergone a substantial process to evaluate its strategic alternatives and believes that this transaction is advisable and should be submitted to the stockholders for approval," said Michael Dacey, Chairman of the Independent Committee of Crown's Board of Directors. "We believe that the Board and the Independent Committee conducted a comprehensive process, resulting in a transaction which is in the best interests of Crown and its stockholders."


                            (more)

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     The merger is subject to certain conditions, including, among others, expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, receipt of approval of two-thirds of the outstanding voting shares, as required under Maryland law and Crown's Charter, and the absence of defaults under the indenture governing the Company's 10 7/8% senior notes due 2005. The merger is expected to be completed in the summer of 2000.

     Headquartered in Baltimore, Maryland since 1930, Crown operates two Texas refineries with a total capacity of 152,000 barrels per day, 331 Crown gasoline stations and convenience stores in the Mid-Atlantic and Southeastern U.S., and 13 product terminals along the Colonial, Plantation and Texas Eastern Product pipelines.

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